UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LEE ENTERPRISES, INCORPORATED

201 N. Harrison Street, Suite 600

Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 21, 2007

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), will be held at the Figge Art Museum, 225 W. Second Street, Davenport, Iowa, on February 21, 2007, at 9:00 a.m. CST, for the following purposes:

(1)	To elect three directors for terms of three years;

(2)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed January 2, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa

January 23, 2007

LEE ENTERPRISES, INCORPORATED

2007 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at the Figge Art Museum, 225 W. Second Street, Davenport, Iowa, on February 21, 2007, at 9:00 a.m. CST, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

The principal executive offices of the Company are located at 201 N. Harrison Street, Suite 600, Davenport, Iowa 52801-1924. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about January 23, 2007, together with a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

PROXIES

Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock or Class B Common Stock by signing, dating and mailing the proxy card in the postage paid envelope provided. If the accompanying proxy card is executed, the shares represented by the proxy will be voted as specified below. You may also vote your shares by delivering your proxy by telephone or via the Internet. Alternatively, you may vote your shares in person at the Annual Meeting.

You may revoke the proxy before the Annual Meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Corporate Secretary, Lee Enterprises, Incorporated, 201 N. Harrison Street, Suite 600, Davenport, IA 52801-1924. To be effective, a mailed revocation must be received by the Secretary on or before February 20, 2007. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

If a broker, bank or other nominee holds your Common Stock or Class B Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. Shares held by a broker, bank or other nominee cannot be voted in person at the Annual Meeting.

VOTING PROCEDURES

Stockholders of record at the close of business on January 2, 2007 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2006, there were 39,674,685 shares of Common Stock and 6,372,440 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting and each share of Class B Common Stock is entitled to ten votes. The holders of Common Stock and Class B Common Stock will vote as a single class on all matters to be considered at the Annual Meeting.

The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting is required to act on any other matter properly brought before the meeting.

Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote, with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card or by using the telephone or Internet voting procedures. All properly executed proxies delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given on a proxy card with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the election of all directors in Proposal 1 as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

PROPOSAL 1 - ELECTION OF DIRECTORS

Three directors are to be elected to hold office for three-year terms expiring at the Annual Meeting in 2010.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If as a result of circumstances not now known any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth below:

Nominees for Election as Directors with Terms Expiring in 2010

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors whose current term expires February 21, 2007.

*  *  *  *

The Board of Directors recommends a vote FOR Proposal 1 for the election of each of the nominees listed herein.

Mary E. Junck, 59, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in January 2002. From January 2001 to January 2002, she served as President and Chief Executive Officer of the Company. She became Executive Vice President and Chief Operating Officer of the Company in May 1999 and President in January 2000. From May 1996 to April 1999 she was Executive Vice President of The Times Mirror Company and President of Eastern Newspapers. She was named Publisher and Chief Executive Officer of The Baltimore Sun in 1993. She is also a director of TNI Partners and Madison Newspapers, Inc., which are owned 50% by the Company.

Ms. Junck is Chairman of the Executive Committee.

Andrew E. Newman, 62, Director since 1991

Mr. Newman is a private investor.

Mr. Newman is Chairman of the Audit Committee and a member of the Executive Compensation Committee.

Gordon D. Prichett, 65, Director since 1998

Mr. Prichett is a partner in Cairnwood Cooperative, Boston, MA, a private investment group. He is also Professor of Mathematics, Statistics and Information Systems at Babson College, Babson Park, MA.

Mr. Prichett is a member of the Audit Committee and the Executive Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2008

Richard R. Cole, 64, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school.

Dr. Cole is a member of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 55, Director since 2003

Ms. Donovan is a founding partner in Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001 Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL.

Ms. Donovan is a member of the Audit Committee.

Herbert W. Moloney III, 55, Director since 2001

Mr. Moloney is President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provides advertising supplements and cartoons to the publishing industry (“Western Colorprint”). From April 2005 to November 2006, he was President and Publisher of the Washington Examiner. From 2000 to March 2005 he was the Chief Operating Officer, North America, of Vertis, Inc., Baltimore, MD.

Mr. Moloney is a member of the Audit Committee and the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2009

William E. Mayer, 66, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of The Reader’s Digest Association, Inc., and a trustee of the Columbia Mutual Funds.

Mr. Mayer is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Mayer has been designated as the Company’s lead director by the independent directors to preside over executive sessions of non-management directors.

Gregory P. Schermer, 52, Director since 1999

Mr. Schermer is Vice President-Interactive Media of the Company. From 1989 to July 2006, he also served as Corporate Counsel of the Company. He is also a director of Madison Newspapers, Inc., which is owned 50% by the Company.

Mark B. Vittert, 58, Director since 1986

Mr. Vittert is a private investor.

Mr. Vittert is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee.

DIRECTORS’ MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors met seven times in fiscal 2006.

The Company’s Board of Directors has four committees. With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on the Company’s website www.lee.net by clicking on “Governance”. The Board of Directors of the Company has examined the relationship between each director and the Company and has determined that Ms. Donovan and Messrs. Cole, Mayer, Newman, Prichett and Vittert do not have any direct or material indirect relationship with the Company, other than in their respective capacities as directors, which would compromise their ability to act as independent directors as defined by the rules of the New York Stock Exchange (“NYSE”) and, in the case of the Audit Committee, by the Securities and Exchange Commission (“SEC”). Western Colorprint, for which Mr. Moloney became Chief Operating Officer as of January 1, 2007, provides the Company, in the normal course of business, with printing services for which the Company paid Western Colorprint $1,152,000 in fiscal 2006. The Company expects to continue to purchase such services in fiscal 2007. The Company believes that the terms of its continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated parties in an arms-length transaction. The Board of Directors has reviewed the relationship between the Company and Western Colorprint and has concluded that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions. Based on its review, the Board of Directors has determined that Mr. Moloney is also an independent director of the Company under the rules of the NYSE and the SEC.

No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during fiscal 2006. All of the incumbent directors attended the Company’s February 22, 2006 Annual Meeting of Stockholders. All directors are expected to attend each meeting of the Company’s Board of Directors and the committees on which they serve and are also expected to attend the Company’s annual meetings of stockholders.

Audit Committee

The Company’s Audit Committee (“Audit Committee”) met eight times in fiscal 2006. The Audit Committee has the responsibilities set forth in its charter (which is included as an Appendix to this Proxy Statement) with respect to the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s overall risk management profile; the independent public accountant’s qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and preparation of the annual Audit Committee Report to be included in the Company’s Proxy Statement.

Executive Compensation Committee

The Company’s Executive Compensation Committee (“ECC”) met four times in fiscal 2006. Its functions are to administer the Company’s Retirement Account Plan, Supplementary Benefit Plan as Amended and Restated on April 26, 1990 (“Non-Qualified Plan”), the 1990 Long-Term Incentive Plan effective as of October 1, 1999, as amended November 16, 2006 (“1990 Long-Term Incentive Plan”), the Amended and Restated 1977 Employee Stock Purchase Plan (“ESPP”) and 2005 Supplemental Employee Stock Purchase Plan, amended November 16, 2005 (“SPP”); to establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; to review employment terminations involving payment to any officer or other key executive in excess of $200,000; to approve employment contracts for executives extending beyond one year; and to approve the position description, performance standards and goals for cash bonus and restricted stock awards for the Chief Executive Officer of the Company under the Company’s 2005 Incentive Compensation Program and to measure her related performance. In addition, the ECC recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCGC”) met three times in fiscal 2006. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board of Directors, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or characteristics would make the Board of Directors more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other character traits, broad experience, expertise in their field, capacity to understand the Company’s business, a willingness to devote adequate time to duties of the Board of Directors and the ability to make independent judgments. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director’s past attendance at meetings and participation in and contributions to the Board of Directors.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee’s background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or officers of the Company. The NCGC then meets to consider and approve the final nominees, and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board of Directors. Director nominees recommended by the NCGC for election at an annual meeting of stockholders are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by the stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Mark B. Vittert, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder’s name, address and the class and number of shares of the Company’s Common Stock and/or Class B Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee’s principal occupation or employment and the class and number of shares of the Company’s Common Stock or Class B Common Stock, if any, owned by the nominee, together with a statement indicating the nominee’s willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominee to provide any additional information about the nominee as the NCGC may determine appropriate or desirable, including information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered by the NCGC for the slate recommended in the proxy statement for the 2008 annual meeting, stockholders must submit the required information to Mr. Vittert by October 1, 2007.

CORPORATE GOVERNANCE

The Company maintains a corporate governance page on its website, which includes key information about its corporate governance initiatives, including the Company’s Corporate Governance Guidelines, Code of

Business Conduct and Ethics, and charters for the independent committees of the Board of Directors. The corporate governance page can be found at www.lee.net by clicking on “Governance”. The documents noted above will also be provided without charge to any stockholder who requests them. Any changes to these documents, and any waivers granted by the Company with respect to its Code of Business Conduct and Ethics, will be posted on the Company’s website.

The Company’s policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board members are independent of the Company and its management;

•	The non-management directors meet regularly without the presence of management;

•	All members of the Audit Committee, ECC, and NCGC are independent;

•	The non-management directors have designated an independent lead director to chair their meetings and consult with the Company’s Chief Executive Officer regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	The Company has a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by its directors and executive officers;

•	The Company’s Code of Business Conduct and Ethics applies to its principal executive officer and all members of its finance staff, including the principal financial and accounting officer;

•	The Company has a hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	The Company’s internal audit function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to the Audit Committee.

Stockholder communications to the Board of Directors, the non-management directors as a group, or the lead director should be sent to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

COMPENSATION OF DIRECTORS

No Company employee receives any compensation for acting as a director.

For fiscal 2006, the Company paid all non-employee directors a $40,000 annual retainer. The Lead Director received an additional annual retainer of $10,000. The Chairman of the Audit Committee received a $10,000 annual retainer for acting as such and other committee chairmen received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting attended and $1,000 for each Board or committee telephonic meeting. Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. No non-employee director provided such compensated consultative services in fiscal 2006.

Under the Amended and Restated 1996 Stock Plan for Non-Employee Directors (“Non-Employee Directors Stock Plan”), non-employee directors receive an annual grant of 1,500 shares of Common Stock, and may elect to receive all or 50% of the cash retainer and meeting fees described above in Common Stock of the Company.

The Board of Directors has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan.

The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations.

EQUITY COMPENSATION PLAN INFORMATION

Information as of September 30, 2006 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by stockholders	939,018	(1)	$37.96	2,015,577	(2)(3)

(1)	1990 Long-Term Incentive Plan.

(2)	Includes the number of securities remaining available for future issuance under the Non-Employee Directors Stock Plan, the ESPP and the SPP.

(3)	Under the 1990 Long-Term Incentive Plan, those securities that are not issued upon the exercise of stock options may, in the discretion of the ECC, be issued as restricted Common Stock. Such amounts are excluded from the total presented as the amount cannot be determined.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2006, except as set forth below, as to each person known by the Company to own beneficially more than five (5) percent of the Common Stock or Class B Common Stock of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters.

Beneficial Owners	Common Stock	Percent of Class	Class B Common Stock	Percent of Class
	(1)	(1)
Ariel Capital Management, LLC (2) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	8,471,618	20.9%	---	---%

Private Capital Management, L.P. (3) 8889 Pelican Bay Blvd. Naples, FL 34108	5,680,393	14.0	---	---

Cedar Rock Capital Limited (4) Nuffield House 41-46 Piccadilly London W1J 0DS	3,628,690	9.0	---	---

Schermer Management Corporation (5) General Partner Schermer Investment Partnership, L.P. c/o Sachnoff & Weaver Ltd. 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	1,163,966	18.3

Lloyd G. Schermer (5)(6) c/o Sachnoff & Weaver Ltd. 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	520,036	8.2

Betty A. Schermer (5)(7) c/o Sachnoff & Weaver Ltd. 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	410,016	6.4

Gregory P. Schermer (5)(8) c/o Lee Enterprises, Incorporated 201 North Harrison Street, Suite 600 Davenport, IA 52801-1924	81,655	*	528,970	8.3

Grant E. Schermer (5)(9) c/o Sachnoff & Weaver Ltd. 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	99	*	513,346	8.1

Lee Endowment Foundation (10) c/o First Citizens National Bank 2601 Fourth Street P.O. Box 1708 Mason City, IA 50402	126,960	*	517,648	8.1

*	Less than one percent of the class.

(1)	The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the stockholder. As a result, pursuant to Rule 13d-3(d)(1) of the Exchange Act, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which such stockholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a stockholder). The percentage of outstanding Common Stock does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

(2)	The information is based solely on a report on Form 13F, dated November 14, 2006, filed by Ariel Capital Management, LLC (“Ariel”) with the SEC. Ariel reported sole voting authority with respect to 6,394,643 of the reported shares.

(3)	The information is based solely on a report on Schedule 13G/A, dated January 5, 2007, filed by Private Capital Management, L.P. (“PCM”) with the SEC. PCM reported sole voting authority and sole dispositive authority with respect to 79,000 of the reported shares.

(4)	The information is based solely on a report on Form 13F, dated November 8, 2006, filed by Cedar Rock Capital Limited (“Cedar Rock”) with the SEC. Cedar Rock reported sole voting authority with respect 3,628,690 of the reported shares.

(5)	Schermer Investment Partnership, L.P. (“SIP”), a limited partnership established for family investment planning, owns 1,163,966 shares of Class B Common Stock. Schermer Management Corporation, a Colorado corporation (“SMC”), is the sole general partner of SIP charged with management of the business of SIP, including voting and investment authority with regard to the Class B Common Stock held by SIP. SMC has four equal stockholders: Gregory P. Schermer and trusts for the benefit of Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. The Board of Directors of SMC consists of Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer (collectively, the “SMC Directors”). No SMC Director may act individually with regard to voting or investment of the shares of Class B Common Stock held by SIP. Such actions require the majority vote of three SMC directors. By virtue of these actions with regard to the shares held by SIP, Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer could be deemed to comprise a “group” within the meaning of SEC regulations. If deemed such a group, Gregory P. Schermer, Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer, individually or through trusts, may each be deemed to be the beneficial owner of these 1,163,966 shares of Class B Common Stock, and in the aggregate, this group would beneficially own 2,726,318 shares or 42.8% of the outstanding shares of Class B Common Stock.

(6)	Class B Common Stock includes (i) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority; (ii) 110,020 shares of Class B Common Stock held by a trust and 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mr. Schermer shares voting and investment authority; and (iii) 69,316 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority. Mr. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (ii) and (iii) above and all shares of Class B Common Stock beneficially owned by Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (5) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(7)	Class B Common Stock includes (i) 69,316 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority; (ii) 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mrs. Schermer shares voting and investment authority; and (iii) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority. Mrs. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (ii) and (iii) above and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (5) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(8)

Common Stock includes (i) 2,000 shares of Common Stock held by a trust for the benefit of Gregory P. Schermer’s minor son as to which Mr. Schermer possesses sole voting and investment authority and 2,160 shares of Common Stock held by each of Mr. Schermer’s four minor children as to which Mr. Schermer possesses sole voting and investment authority; and (ii) 51,678 shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options. Class B Common Stock includes (i) 522,970 shares of Class B Common Stock over which Mr. Schermer possesses sole voting and investment authority, of which 6,000 shares of Class B Common Stock are held by a trust for the benefit of his minor son and 4,000 shares of Class B Common Stock are held by a trust for the benefit of a minor daughter as to which Mr. Schermer possesses sole voting and investment authority; and (ii) 6,000 shares of Class B Common Stock owned by his spouse. Mr. Schermer disclaims beneficial ownership of all shares of Common Stock and Class B Common Stock held by his spouse, his minor children, and the trusts for the benefit of his minor children and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. See also (5) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(9)	Class B Common Stock includes (i) 513,146 shares of Class B Common Stock over which Grant E. Schermer possesses sole voting and investment authority; and (ii) 200 shares of Class B Common Stock held by a trust as to which Mr. Schermer shares voting and investment authority. Mr. Schermer disclaims beneficial ownership of all shares of Class B Common Stock owned by Lloyd G. Schermer, Betty A. Schermer and Gregory P. Schermer. See also (5) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(10)	The information for Common Stock is based solely on the stock records of the Company. The information for Class B Common Stock is based solely on a report on Schedule 13G, dated January 22, 2003, filed by Lee Endowment Foundation (“Lee Endowment”) with the SEC. Lee Endowment reported sole voting authority and sole dispositive authority with respect to 517,648 shares. Lee Endowment is independently governed and is not an affiliate of the Company.

The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of November 30, 2006 by each director and nominee, each of the named executive officers listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock	Percent of Class	Class B Common Stock	Percent of Class

Richard R. Cole	1,500	*	---	---%

Nancy S. Donovan	7,581	*	---	---

Terrance C.Z. Egger	---	---%	---	---

James W. Hopson (2)	37,705	*	---	---

Mary E. Junck (2)	519,655	1.3	---	---

William E. Mayer	19,479	*	---	---

Kevin D. Mowbray (2)	64,805	*	---	---

Herbert W. Moloney III	7,000	*	---	---

Andrew E. Newman	11,500	*	---	---

Gordon D. Prichett	5,100	*	---	---

Gregory P. Schermer (1) (2)	81,655	*	528,970	8.3

Carl G. Schmidt (2)	107,091	*	---	---

Greg R. Veon (1) (2)	150,327	*	5,804	*

Mark B. Vittert	11,500	*	---	---

All executive officers and directors as a group (18 persons) (2)	1,148,970	2.9	534,774	8.4

*	Less than one percent of the class.

(1)	The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Schermer – 6,000 shares of Class B Common Stock owned by his spouse, 2,000 shares of Common Stock and 6,000 shares of Class B Common Stock held by a trust for the benefit of his minor son, and 4,000 shares of Class B Common Stock held by a trust for the benefit of a minor daughter and 2,160 shares of Common Stock held by each of Mr. Schermer’s four minor children; and Mr. Veon – 400 shares of Common Stock held by his sons.

(2)	The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Hopson – 22,472; Ms. Junck – 247,875; Mr. Mowbray – 43,679; Mr. Schermer – 51,678; Mr. Schmidt – 64,308; Mr. Veon – 92,714; and all executive officers and directors as a group – 595,268. Certain of such options have exercise prices in excess of the market price.

EXECUTIVE COMPENSATION

In July 2006, the SEC adopted substantial changes to its executive compensation disclosure rules. The Company will be required to implement the changes to its executive compensation disclosures for its Annual Report on Form 10-K for the fiscal year ending September 30, 2007 and its 2008 proxy statement.

The following table and discussion summarize the compensation which the Company paid for services rendered in all capacities for the fiscal years ended September 30, 2006, 2005 and 2004 to the Chief Executive Officer of the Company and to each of the five other most highly compensated executive officers in 2006.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual	Restricted Stock		Stock Options		All Other
			(7)	(8)	(7)(9)		(7)		(12)

Mary E. Junck Chairman, President and Chief Executive Officer (1)	2006	$800,000	$300,000	$ ---	$1,795,000	(13)	50,000		$272,200
	2005	775,000	1,100,000	---	3,136,900	(10)(13)	45,000		265,200
	2004	750,000	1,080,000	---	2,310,500	(13)	50,000		242,800

Carl G. Schmidt Vice President, Chief Financial Officer and Treasurer (2)	2006	450,000	70,500	---	339,500		27,900		185,200	(14)
	2005	400,000	317,600	---	302,900		13,110		106,400
	2004	375,000	240,900	---	276,800		12,360	(11)	85,100

James W. Hopson Vice President – Publishing (3)	2006 2005 2004	350,000 350,000 350,000	52,000 57,900 66,000	--- --- ---	--- 97,000 194,800		--- 4,200 7,020		54,900 56,300 72,800

Greg R. Veon Vice President – Publishing (4)	2006 2005 2004	335,000 325,000 310,000	50,900 118,300 191,100	--- --- ---	252,700 239,200 224,900		20,770 10,350 8,950	(11)	59,300 73,000 61,100

Kevin D. Mowbray Vice President – Publishing (5)	2006 2005 2004	247,500 200,000 167,900	30,600 71,900 140,400	--- --- ---	170,000 138,600 162,200		13,960 6,000 5,400		247,700 155,600 34,200	(14) (14)

Terrance C.Z. Egger Vice President – Publishing (6)	2006 2005 2004	318,800 150,000 ---	--- 32,500 ---	--- --- ---	--- 218,200 ---		--- 9,150 ---		1,460,700 809,400 ---	(15) (16)

(1)	Ms. Junck was elected Chairman, President and Chief Executive Officer in January 2002. From January 2001 to January 2002 she served as President and Chief Executive Officer. From January 2000 to January 2001 she served as President and Chief Operating Officer. From May 1999 to January 2000 she served as Executive Vice President and Chief Operating Officer.

(2)	Mr. Schmidt was elected Vice President, Chief Financial Officer and Treasurer in May 2001.

(3)	Mr. Hopson was elected a Vice President – Publishing in July 2000. He served as Publisher of the Wisconsin State Journal from July 2000 to May 2006. From May 2006 to November 2006 he served as Publisher of The Times (Northwest Indiana). Mr. Hopson retired from the Company effective in December 2006.

(4)	Mr. Veon was elected a Vice President – Publishing in November 1999.

(5)

Mr. Mowbray was elected a Vice President – Publishing in November 2004 and named Publisher of the St. Louis Post-Dispatch in May 2006. From November 2004 to May 2006 he served as Publisher of The Times (Northwest

Indiana). From July 2002 to November 2004 he served as Vice President – Sales & Marketing. From 2000 to July 2002 he served as Publisher of The Bismarck Tribune.

(6)	Mr. Egger was elected a Vice President – Publishing in June 2005, upon the acquisition of Pulitzer Inc. (“Pulitzer”) by the Company. He was named Publisher of the St. Louis Post-Dispatch in July 1999, which position he retained after the acquisition. Mr. Egger resigned from all positions with the Company effective in June 2006.

(7)	The ECC meets following the conclusion of the Company’s fiscal year to determine, among other things, the annual bonus and long term compensation grants to be awarded, if any, for the fiscal year just concluded. The Summary Compensation Table includes the value of shares of restricted Common Stock and the number of stock options granted by the ECC under the Company’s 1990 Long-Term Incentive Plan for the corresponding fiscal year.

(8)	Omitted if amounts are less than the lesser of $50,000 or 10% of compensation. Other annual compensation includes, depending upon the position, participation in the ESPP or SPP, an automobile allowance, club dues, term life insurance, an annual medical examination, home internet access, a personal computer for home use and/or other limited benefits. The Company does not allow its executives use of its aircraft for trips not related to its business. The Company does not provide tax reimbursements to employees, except for reimbursement of certain relocation costs, upon termination of employment in connection with a change of control of the Company or as required under contractual arrangements with Mr. Egger. See (15) below.

(9)	Represents shares of restricted Common Stock in the following amounts granted to the named executive officers for fiscal 2006, 2005, and 2004, respectively.

	2006			2005			2004
	Number		Per Share	Number		Per Share	Number		Per Share

Mary E. Junck	62,500	(13)	$28.72	49,500	(13)	$39.60	48,500	(13)	$47.64
	---		---	15,000	(10)	47.64	---		---
	---		---	9,700	(10)	47.64	---		---
Carl G. Schmidt	11,820		28.72	7,650		39.60	5,810		47.64
James W. Hopson	---		---	2,450		39.60	4,090		47.64
Greg R. Veon	8,800		28.72	6,040		39.60	4,720		47.64
Kevin D. Mowbray	5,920 ---		28.72 ---	3,500 ---		39.60 ---	3,150 250		47.64 48.36
Terrance C.Z. Egger	---		---	5,510		39.60	---		---

As of September 30, 2006, the aggregate number of shares of restricted Common Stock held by each of the named executive officers, and the dollar value of such shares, were: Ms. Junck – 147,200 shares ($3,715,300); Mr. Schmidt – 17,560 shares ($443,200); Mr. Hopson – 10,340 shares ($261,000); Mr. Veon – 14,560 shares ($367,500); and Mr. Mowbray – 9,700 shares ($245,000). The dollar values are based on the closing price of the Company’s Common Stock of $25.24 on September 29, 2006. Holders of shares of restricted Common Stock, other than target awards (prior to the final determination of shares issuable) as described below, receive the same cash dividends as other holders of Common Stock. Such dividends are not included in the Summary Compensation Table.

(10)	In November 2004, 40,000 shares of restricted Common Stock granted to Ms. Junck in November 2003 (and 35,000 shares of restricted Common Stock granted in November 2002) were cancelled and reissued. Vesting of the cancelled shares was not dependent upon future performance of the Company. The reissued shares of restricted Common Stock are identical to the cancelled shares with respect to voting rights and timing of vesting; however, the reissued shares are not eligible for dividends until after the specific performance goals established by the ECC are met. The value per share to Ms. Junck upon vesting is unchanged. The reissued shares were target awards subject to adjustment based on specified performance criteria established by the ECC. The ECC also granted to Ms. Junck a target award of 48,500 shares for fiscal 2004. As the specified performance goal was exceeded, 15,000 additional shares of restricted Common Stock were issued, effective November 19, 2005, with respect to the 2002 and 2003 target awards, and 9,700 additional shares were issued with respect to the 2004 target award. The Company believes the reissued shares meet the criteria for performance-based compensation under Section 162(m) of the Tax Code. Due to increases in the price of the Company’s Common Stock from the original grant dates to November 2004, the reissued shares have a fair market value in excess of the cancelled shares in the amount of $705,800.

(11)	Includes replacement, or “reload,” options awarded at fair market value at date of exercise of non-qualified stock options as follows: Mr. Schmidt – 2,400 in 2004; and Mr. Veon – 850 in 2004. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

(12)	Includes direct and matching contributions by the Company on behalf of the named individuals to the Company’s Retirement Account Plan and Non-Qualified Plan.

(13)	Restricted Common Stock award under the Company’s 2005 Incentive Compensation Program. The 2005 award was reduced from the 50,000 share target award to 49,500 shares in November 2006 based upon 2006 actual performance of the Company relative to the specified performance criteria established by the ECC.

(14)	Includes relocation cost reimbursement as follows: Mr. Schmidt – $95,500 in 2006; Mr. Mowbray – $206,100 in 2006 (to Missouri) and $108,000 in 2005 (to Indiana).

(15)	In connection with the resignation of Mr. Egger, his January 1, 2002 Executive Transition Agreement (“Transition Agreement”) with Pulitzer terminated effective June 6, 2006. As a result of the change in control of Pulitzer and in accordance with Mr. Egger’s rights under the Transition Agreement, the Company paid Mr. Egger severance of $805,900 and an excise tax gross-up payment in the amount of $584,700.

(16)	Includes $792,000 under bonus and retention incentive arrangements of Pulitzer assumed by the Company related to the acquisition of Pulitzer by the Company.

Option Grants For Year Ended September 30, 2006

The following table summarizes option grants to named executive officers for fiscal 2006:

Name	Options Granted	Percent of Total Options Granted to Employees for Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value
	(1)				(2)
Mary E. Junck	50,000	16.3%	$28.72	11/13/2016	$258,000
Carl G. Schmidt	27,900	9.0	28.72	11/13/2016	144,000
James W. Hopson	---	---	---	---	---
Greg R. Veon	20,770	6.8	28.72	11/13/2016	107,100
Kevin D. Mowbray	13,960	4.5	28.72	11/13/2016	72,000
Terrance C.Z. Egger	---	---	---	---	---

(1)	The options granted to the named individuals (other than replacement options) were determined by the ECC following review of each individual’s performance in fiscal year 2006, and become exercisable in installments of 30% of the original grant on each of the first and second anniversaries of the grant date and 40% on the third anniversary. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The lesser of 25% or the maximum number of shares permitted by law are designated as incentive stock options, and the balance are non-qualified options. All options were granted under the Company’s 1990 Long-Term Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. The Plan also permits an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted Common Stock or previously owned Common Stock. The limitations accompanying any restricted Common Stock delivered at the exercise of an option remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms.

(2)	The “grant date present value” is a hypothetical fair value ($5.16 for November 14, 2006 grants) determined under the Black-Scholes Option Pricing Model using certain specified assumptions. The assumptions used in calculating the values are as follows:

Factor	Grant of November 14, 2006

Dividend yield	2.5%
Volatility	18.7%
Risk-free interest rate	4.5%
Expected life (years)	4.7

The Company’s stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Aggregate Option Exercises in Year Ended September 30, 2006 and Fiscal Year End Option Values

The following table summarizes, for named executive officers, option exercises in fiscal 2006 and unrealized value at September 30, 2006:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at September 30, 2006 Exercisable (E) Unexercisable (U)		Value of Unexercised In-the-Money Options at September 30, 2006 Exercisable (E) Unexercisable (U)
	(1)	(2)		(3)		(4)
Mary E. Junck	---	$ ---	E	199,375	E	$	---
			U	100,000	U		---

Carl G. Schmidt	---	---	E	52,588	E		---
			U	24,882	U		---

James W. Hopson	34,000	148,600	E	14,705	E		---
			U	13,515	U		---

Greg R. Veon	---	---	E	83,629	E		---
			U	20,421	U		---

Kevin D. Mowbray	---	---	E	37,059	E		---
			U	12,980	U		---

Terrance C.Z. Egger	---	---	E	---	E		---
			U	---	U		---

(1)	All options are for Common Stock and were granted under the Company’s 1990 Long-Term Incentive Plan.

(2)	Market value of underlying securities at exercise date minus the exercise price.

(3)	Options granted under the Company’s 1990 Long-Term Incentive Plan become exercisable in three installments over a period of three years from the date of grant. The number of unexercisable options shown excludes those granted by the ECC in November 2006 for the fiscal year ended September 30, 2006. Replacement, or “reload,” options are awarded at fair market value at date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

(4)	Market value of underlying securities at September 29, 2006 ($25.24), minus the exercise price.

Benefit Plans and Retirement Programs

Under the Company’s Retirement Account Plan and Non-Qualified Plan, the Company matches, upon eligibility, employee contributions up to 5% of employee compensation and, in addition, contributes 4.96% of a participant’s total compensation plus an additional 4.56% of such compensation in excess of $94,200. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement. Company contributions fully vest after six years of service for the Company’s Retirement Account Plan, unless the employee was a member of the Pulitzer Retirement Savings Plan, in which case the employee vests after five years. Contributions to the Non-Qualified Plan are vested immediately. Amounts credited in fiscal 2006 under the Retirement Account Plan and Non-Qualified Plan to the accounts of named executive officers are listed in the Summary Compensation Table under the caption “All Other ”.

Under the Pulitzer Inc. Pension Plan (the “Pension Plan”), a qualified defined benefit plan under Section 401(a) of the Code, Mr. Egger is entitled to a payment of a monthly retirement income which, expressed as a single life annuity beginning at normal retirement age (later of age 65 or the completion of five years of participation), is approximately equal to the sum of (i) 1.5% of monthly earnings for each year of service up to 25 years; and (ii) the benefit, if any, earned under a predecessor plan as of December 31, 1988. Total estimated annual retirement benefits for Mr. Egger under the Pension Plan are $29,700, payable in the form of a single life annuity.

Under the Amended and Restated Pulitzer Supplemental Executive Benefit Pension Plan, restated as of June 3, 2005 (the “Supplemental Pension Plan”), Mr. Egger is entitled to a lump sum cash payment currently projected to be $311,000. This lump sum amount is based upon Mr. Egger’s (i) earned retirement pension benefit under the Supplemental Pension Plan; (ii) periodic interest at a fixed annual rate of 5.75%; and (iii) an assumed liquidation date of May 1, 2008, when payment is expected to be made.

Change-of-Control, Employment and Other Agreements

The Board of Directors has approved employment agreements between the Company and its executive officers, including each of the named executive officers, (except Messrs. Hopson and Egger for which such agreements are no longer in effect) which become effective upon a change of control or in the event of a termination of employment in anticipation of a change of control. The agreements extend for three years, but renew annually for a new three-year period unless the Company gives prior notice of termination. The agreements provide that each such officer is to remain an employee for a three-year period following a change of control of the Company (the “Employment Period”). During the Employment Period, the officer is entitled to (i) an annual base salary, payable monthly in an amount at least equal to his or her highest monthly base salary during the year prior to the change of control; (ii) an annual bonus in an amount at least equal to his or her highest annual bonus in the three years prior to the change of control; and (iii) continued participation in the Company’s incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and fringe benefits to the extent paid or provided to (a) such officer prior to the change of control or (b) other peer executives of the Company.

If during the Employment Period, the officer’s employment is terminated other than for “Cause” or disability or the officer terminates his or her employment for “Good Reason”, including a detrimental change in responsibilities or a reduction in salary or benefits, the officer will be entitled to the following benefits: (i) all accrued and unpaid compensation; (ii) a severance payment equal to three times the sum of such officer’s (a) annual base salary, and (b) highest recent annual bonus; (iii) payment equal to the retirement contribution that the officer would have been eligible to receive from the Company under the terms of the Company’s Retirement Account Plan and Supplementary Benefit Plan (or successor plan or program then in effect), determined as if the officer were fully vested thereunder and had continued (after the date of termination) to be employed for an additional three years at the officer’s highest recent annual compensation for purposes of determining the basic contributions and supplemental contributions; (iv) the amount of any forfeited benefits under the Company’s Savings Plan, as defined; and (v) any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement. The officer shall also be entitled to continued welfare benefits for three years and outplacement services. Subject to certain limits on payments, the agreement also requires tax “gross-up” payments to the officer to mitigate any excise tax imposed on the officer under Sections 280G and 4999 of the Tax Code, and any penalties and interest in connection with a change of control. These payments would be in addition to awards of restricted stock, stock options and stock appreciation rights or amounts payable in lieu thereof under the Company’s 1990 Long-Term Incentive Plan which, in the event of a change of control and subject to certain limitations contained in the agreements, provides for early exercise and vesting and issuance or payment of such awards. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination.

A change of control includes certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company’s Board of Directors and acquisition of securities of the Company.

As a consequence of Mr. Egger’s resignation, his Transition Agreement and his August 26, 1998 Employment Agreement (“Employment Agreement”) with Pulitzer terminated effective June 6, 2006. As a result of the change in control of Pulitzer and in accordance with Mr. Egger’s rights under the Transition Agreement, the Company paid Mr. Egger severance in the amount of $805,900, and an excise tax gross-up payment in the amount of $584,700. In return, Mr. Egger provided a general release and waiver of claims in favor of the Company and its affiliates, including Pulitzer. Restrictions under the Employment Agreement on Mr. Egger’s use or disclosure of confidential information remain in effect and restrictions on Mr. Egger’s solicitation of employees of Pulitzer and its subsidiaries remain in effect for a two-year period following his termination of employment.

Performance Presentation

The following graph compares the quarterly percentage change in the cumulative total shareholder return of the Company, the Standard & Poor’s (“S&P”) 500 Stock Index, and a Peer Group Index, in each case for the five years ended September 30, 2006 (with September 30, 2001 as the measurement point). Total shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming dividend reinvestment and (ii) the difference between the issuer’s share price at the end and the beginning of the measurement period, by (b) the share price at the beginning of the measurement period.

Source: Standard & Poors

September 30	2001	2002	2003	2004	2005	2006
Lee Enterprises, Incorporated	$100.00	$105.76	$126.85	$154.42	$143.87	$87.50
Peer Group Index	100.00	119.41	132.02	137.03	120.53	106.63
S&P 500 Stock Index	100.00	79.51	98.91	112.63	126.44	140.08

The S&P 500 Stock Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The Peer Group Index is comprised of 13 U.S. publicly traded companies with significant newspaper publishing operations (excluding the Company) and is weighted by market capitalization. The Peer Group Index includes Belo Corp., Dow Jones & Company, Inc., Gannett Co., Inc., Sun-Times Media Group, Inc., Journal Communications, Inc., Journal Register Company, Knight-Ridder, Inc. (until July 2006), The McClatchy Company, Media General, Inc., The New York Times Company, The E.W. Scripps Company, The Tribune Company and The Washington Post Company.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The ECC

The ECC is composed of four independent directors. No executive officer of the Company is a member of the board of directors of any company with which a member of the ECC is affiliated. The Board of Directors has delegated to the ECC the authority to review, consider and determine the compensation of the Company’s executive officers and other key employees and, in accordance with Rule 16b-3 of the Exchange Act, make the final determination regarding awards of stock options, restricted stock, and other stock-based awards to such persons.

Compensation Policies

The ECC operates on the principle that the compensation of the Company’s executive management, including its Chief Executive Officer and the other executive officers named in the Summary Compensation Table, should be competitive with compensation of executive management at comparable companies. The ECC also follows a policy of basing a significant portion of the cash compensation of executive officers on the operating performance of the Company, and of other members of the executive management team on the performance of the enterprises, units or functions over which they exercise significant management responsibility. The ECC’s policies are designed to assist the Company in attracting and retaining qualified executive management by providing competitive levels of compensation that integrate the Company’s annual and long-term performance goals, reward strong corporate performance, and recognize individual initiative and achievement. The ECC also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in the linking of management’s and stockholders’ interest in the enhancement of shareholder value.

The Company’s executive compensation program comprises four elements: (1) base salary; (2) an annual incentive bonus linked to individual performance and the Company’s annual results; (3) long-term incentive opportunities linked to our stockholders’ success and tied to the Company’s stock value; and (4) a retirement plan that is similar to one provided to all Company employees. Perquisites are minimized to items that support business development or allow for efficient time and resource management that enhances executive productivity.

Base Salary

Salary levels for executive management are set so as to reflect the duties and level of responsibilities of the position, and to reflect competitive conditions in the line of business in which the Company is engaged. Comparative salaries paid by other companies in the publishing industry are considered in establishing the salary for a given position.

Base salaries for executives named in the Summary Compensation Table are reviewed annually by the ECC, taking into account the competitive level of pay as reflected in available survey data and from other public publishing companies. In setting base salaries, the ECC also considers a range of factors relating to the particular executive, including individual performance, level of experience, and knowledge of the job. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. The ECC believes the base salary levels are reasonable and necessary to retain these key employees.

Annual Incentive Bonus

The purpose of the Company’s annual incentive bonus program is to motivate and reward management so that they consistently achieve specific financial targets and are compensated for the accomplishment of certain non-financial objectives. These targets and objectives are reviewed and approved by the ECC annually in conjunction with the Board of Directors’ review of the Company’s strategic and operating plans.

A target bonus level, stated as a percent of annual base salary, is established for each member of the management team, and for executive officers other than the Chief Executive Officer, by the Chief Executive Officer and approved by the ECC. The ECC determines the annual bonus opportunity and performance objectives of the Chief Executive Officer. While the annual incentive bonus awards for executives other than the Chief Executive Officer are generally approved upon the recommendation of the Chief Executive Officer, the ECC retains the right to adjust the recommended bonus awards to reflect its evaluation of the executives and the Company’s overall performance.

Long Term Incentive Compensation

Under the 1990 Long-Term Incentive Plan, the ECC is authorized, in its discretion, to grant stock options and restricted stock awards in such proportions and upon such terms and conditions as it may determine. The ECC meets after the end of each year to evaluate the performance of the Company for the preceding fiscal year and determine long-term incentive awards of executive management of the Company for the fiscal year just ended. Under the plan, grants to executives are based on criteria established by the ECC, including responsibility level, base salary, current market practice and the market price of the Company’s Common Stock at the time of grant. The value of each long-term incentive grant is reviewed by the ECC and may be increased or decreased to reflect the criteria noted above, the individual executive’s role in accomplishment of the Company’s operating objectives, and that individual’s potential for long-term growth and contribution to the Company’s strategic objectives. Guidelines for the value of the long-term incentive grant are established for all participants, including the Chief Executive Officer, with the objective of providing a target total compensation opportunity, including base salary and the target annual incentive bonus, that is competitive with the peer group and other similar sized companies. Depending on stock price performance and Company performance, the actual number of shares granted for any given year could be at, above, or below the competitive levels.

A target level of stock option grants was established for fiscal 2006 for each executive officer based on the scope of responsibilities and competitive practices in the publishing industry and other appropriate wider industry practices. Actual grants were based on the performance of the executive officer. All stock options granted have an exercise price equal to the closing market price of the Company’s Common Stock at the date of the grant and are exercisable within a 10-year period. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long-term value for stockholders, the ECC has provided that stock options vest in specified portions over a three-year period.

The awards of restricted Common Stock to executive officers and other key employees for fiscal 2006 represent shares of Common Stock that the recipient cannot sell or otherwise transfer until the applicable restriction period lapses. Vesting of certain of these awards is also dependent upon future performance of the Company. A target level of restricted Common Stock was established for each executive officer based on the scope of responsibilities and competitive practices in the publishing industry. Actual grants were based on the performance of the executive officer. Restricted stock awards are also intended to increase the ownership in the Company by its executives, through which the value of long-term stock ownership and growth can be enhanced.

Retirement Benefits

The Company offers retirement benefits to its employees through tax qualified plans including an employee-funded 401(k) savings plan with an employer match and Company-funded profit sharing retirement plan. The Company refers to these tax-qualified plans collectively as the Retirement Account Plan. The Company also has a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees, the Non-Qualified Plan.

The ECC allows for the participation of the executive officers in these plans, and the terms governing the retirement benefits under these plans for the executive officers are the same as those available for other eligible Company employees. The plans differ, as described below, but each plan results in individual participant balances that reflect a combination of: (1) a differing annual amount contributed by the Company or the employee, or the employee deferring a portion of cash compensation; and (2) the annual contributions and/or deferred amounts being invested at the direction of the employee. This means that similarly situated employees, including the Company’s executive officers, may have materially different account balances because of a combination of factors: the number of years that person has participated in the plans; the amount of money contributed, or compensation deferred, at the election of the participant from year to year; and the investments chosen by the participant for those plans providing for participant investment direction. These plans do not involve any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results.

The Retirement Account Plan provides a long-term savings vehicle that allows for pretax contributions by Company employees and tax-deferred earnings. Employees may generally contribute up to 50% of eligible annual pay to the plan, not to exceed the annual IRS limit of $15,000 for 2006. Certain highly compensated employees are limited to a contribution amount of 5% of their annual pay up to $220,000, or $11,000. Employees at least 50 years of age by the end of 2006 were eligible to make additional 401(k) catch-up contributions to a maximum of $5,000. Employees direct their own investments in the Retirement Account Plan. These amounts vary depending on the operating unit. All employees on the corporate staff, including executive officers, receive a dollar-for-dollar match up to 5% of total cash compensation.

The profit sharing element of the Retirement Account Plan is a defined contribution plan designed to accumulate retirement funds for Company employees, including executive officers, and to allow the Company to make contributions or allocations to those funds. The profit sharing is in the form of a cash contribution. A percentage of the Company’s contributions made under the plan vest each year until the employee is 100% vested. An employee becomes fully vested after six years unless the employee was a member of the Pulitzer Retirement Savings Plan, in which case the employee vests after five years. Additional Company contributions made after the six-year period are immediately vested. All employees on the corporate staff, including executive officers, receive an annual contribution of 4.96% of total cash compensation, plus 4.56% of compensation in excess of the Social Security wage base ($94,200 in 2006).

Certain highly compensated employees can elect to defer their salary and their year-end incentive cash payment without regard to the Tax Code or deferral limitations applicable to the tax-qualified plans. Participants direct the investment of their deferrals into the Non-Qualified Plan among investment options that are similar to investment options available in the Retirement Account Plan; thus, there is no guaranteed rate of return from the Company. Upon enrollment, participants make a distribution election, from among several distribution options, to be effective after separation from employment. The Non-Qualified Plan also has profit sharing and match components that credit contributions on behalf of eligible employees that could not be credited to their individual accounts under the Retirement Account Plan because of Tax Code limitations, particularly that found in Section 401(a)(17) governing maximum eligible compensation. Non-qualified amounts representing employee contributions are immediately vested.

Perquisites

The ECC supports the goal of the Company’s management to maintain an egalitarian culture in its facilities and operations. The Company’s executive officers are not entitled to operate under different rules from other employees. The Company does not provide its officers with reserved parking spaces or separate dining facilities, nor does it have programs for providing personal benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel.

Employees do not each have the same access to business equipment, transportation, or other support services, but it is intended that these resources be allocated for appropriate business purposes and not as a form of informal compensation. Company-provided air and other travel for officers are for business purposes only. The Company’s healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers. One exception is that executive officers and other key managers are encouraged to have an annual medical examination with the total cost covered by the Company. The Company shares the cost of health and welfare benefits with its employees, a cost that is dependent on the level of benefits coverage that each employee selects. Since 2002, federal law has prohibited the Company from making loans to its executive officers. Depending upon the position, certain Company executive officers are provided an automobile allowance, club dues, home internet access, a personal computer for home use and/or other limited benefits.

The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by executive officers to qualifying organizations.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While the ECC’s general policy is to structure the Company’s compensation programs to preserve the deductibility of most compensation paid to its executive officers, the ECC periodically authorizes payments that may not be deductible it if believes they are in the best interests of both the Company and its stockholders.

Compensation of Chief Executive Officer

The ECC determined the 2006 base salary for the Company’s Chief Executive Officer, Mary E. Junck, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above. In connection with its annual performance review process, in November 2006 the ECC increased Ms. Junck’s annual base salary from $800,000 to $825,000.

Under and in accordance with the Company’s Incentive Compensation Program approved by the stockholders at the 2006 Annual Meeting, Ms. Junck is eligible for an annual cash bonus ranging from 0% to 200% of eligible salary with a target of 100%. Based upon the Company’s performance in fiscal 2006, Ms. Junck did not qualify for an incentive bonus under the performance goals established by the ECC for 2006. The ECC awarded a discretionary bonus to Ms. Junck of $300,000 in recognition of her leadership in the Company’s successful integration of Pulitzer, circulation growth, strong cash flow performance and significant debt reduction in fiscal 2006.

On November 14, 2006, the ECC made a long-term compensation award of 50,000 stock options to Ms. Junck for fiscal 2006 by applying the same criteria described for the determination of such awards to other executive officers of the Company. The stock options carry a grant date of November 14, 2006. The ECC considered the fiscal 2006 performance of the Company, as more particularly described above, in the final determination of the grant.

On November 14, 2006, the ECC granted Ms. Junck, subject to achievement of performance goals, a target award of 62,500 shares of restricted Common Stock (a “Target Award”), carrying a grant date of November 14, 2006, and which, upon vesting and achievement of the performance goals specified, does not require any payment by Ms. Junck, other than for applicable income taxes due for such awards.

Under the Company’s Incentive Compensation Program, a Target Award will be subject to adjustment – upward, but not to exceed 120% of the Target Award, or downward, to the extent that all shares awarded may be forfeited – based on the Company’s change in operating cash flow in the fiscal year of the grant compared to the preceding fiscal year, on the first anniversary of the grant date to reflect the achievement of incentive performance goals established by the ECC (a “Final Award”). The determination of the degree of achievement of the incentive performance targets will be made at the sole discretion of the ECC. Upon determination of the Final Award, Ms. Junck will be entitled to all distributions (such as dividends) related to the restricted Common Stock.

On November 18, 2005, the ECC granted Ms. Junck, subject to achievement of performance goals, a Target Award of 50,000 shares of restricted Common Stock. In November 2006, the ECC determined that Ms. Junck was entitled to a Final Award of 49,500 shares based upon achievement of 99% of the applicable performance goal. The remaining 500 shares of the Target Award were forfeited.

Executive Compensation Committee Participation

The current members of the ECC are William E. Mayer, Chairman, Herbert W. Moloney III, Andrew E. Newman and Mark B. Vittert.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

The Audit Committee is comprised of four directors who are not officers or employees of the Company. All members are independent under rules of the New York Stock Exchange and the SEC. The Board of Directors has established a written charter for the Audit Committee, which is included as an Appendix to this Proxy Statement.

The Audit Committee held eight meetings during fiscal 2006. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, the Company’s internal auditors and the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent public accounting firm, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte & Touche LLP’s attestation report thereon. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for the fiscal year ended September 30, 2006.

The discussions with the independent public accounting firm also included the matters required by Statement on Auditing Standards No. 61, as amended. The Audit Committee received from the independent public accounting firm written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with the independent public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent public accounting firm to the Company are compatible with maintaining auditor independence.

Audit Committee Participation

The current members of the Audit Committee are Andrew E. Newman, Chairman, Nancy S. Donovan, Herbert W. Moloney III and Gordon D. Prichett. Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (including Deloitte Tax LLP) (collectively “Deloitte”) was designated by the Audit Committee to audit the consolidated financial statements of the Company for the fiscal year ended September 30, 2006. Representatives of Deloitte will be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

For fiscal 2005 and 2006, Deloitte performed the following professional services and received, or will receive, fees in the amounts indicated.

	2005	2006

Audit fees	$1,113,000	$1,186,000
Audit-related fees	39,000	---
Tax fees:
Compliance	244,000	324,000
Advice and planning	196,000	211,400
	440,000	535,400
	$1,592,000	$1,721,400

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services listed in the above table in accordance with the Company’s Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants (“Policy”). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to Deloitte for services are disclosed in the table above under the categories described below.

Audit Fees – Fees for professional services for the audit of the Company’s Consolidated Financial Statements, review of financial statements included in the Company’s quarterly Form 10-Q filings, attestation reporting on management’s assessment of the system of internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – Fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes due diligence related to mergers and acquisitions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees – Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “audit-related” matters. The Company also engages the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent Deloitte is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees – Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s Consolidated Financial Statements.

The Audit Committee has selected Deloitte as its independent public accountants for purposes of auditing the Consolidated Financial Statements of the Company for the year ending September 30, 2007.

The Performance Presentation, Report of the Executive Compensation Committee and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Presentation and Reports by specific reference.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of stockholders in accordance with SEC rules to be presented at the 2008 Annual Meeting of the Company must be received by the Company, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in its proxy statement and form of proxy relating to that meeting by October 1, 2007.

Shareholders who want to bring business before the 2008 Annual Meeting of Stockholders, other than through a shareholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of the Company’s By-Laws dealing with shareholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by October 1, 2007. The requirements for such notice are set forth in the Company’s By-Laws, which were filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. That document is located on the Company’s website www.lee.net. Click on “Financial” and “Lee SEC filings”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates during the Company’s 2006 fiscal year.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied.

OTHER MATTERS

The management of the Company knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the meeting, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote in accordance with their best judgment.

The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay an amount that it has estimated will not exceed $15,000 plus expenses.

MARY E. JUNCK

APPENDIX

LEE ENTERPRISES, INCORPORATED

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in providing such reasonable oversight as is likely to assure (1) the reliability and integrity of the Company’s financial reporting process; (2) compliance with applicable policies, plans, procedures, laws and regulations; (3) the independence, qualifications and performance of the independent auditors; (4) the performance of the Company’s internal audit function; (5) the reliability and integrity of the Company’s system of disclosure controls and procedures and system of internal controls; (6) the safeguarding of the assets of the Company; and (7) perform such other duties as may be assigned to the Committee from time to time by the Board of Directors.

MEMBERSHIP

The Committee shall consist of three or more members of the Board of Directors who satisfy the standards of independence and qualification applicable to the Committee (as determined by the Board of Directors from time to time in the exercise of its business judgment and in compliance with applicable laws, rules and regulations), one of whom shall be designated as the Chairman thereof. The members of the Committee shall serve at the pleasure of the Board of Directors of the Company. Any member of the Committee may be replaced by another qualified member of the Board of Directors and the number of members thereof may be increased or decreased from time to time (but not less than three members) by the Board of Directors. The Committee may establish rules and regulations for the conduct of its meetings and duties. The Chairman of the Committee at each meeting of the Board of Directors shall inform the directors of any action taken by the Committee since the last meeting of the directors.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee shall have the sole authority to appoint, retain (subject, if applicable, to shareholder ratification), compensate, evaluate and terminate the Company’s independent auditor. The Committee shall pre-approve all audit engagement fees and terms and all non-audit engagements of the independent auditor. This duty may be delegated to one or more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed in periodic reports as required by law. The Committee shall consult with management but shall not delegate these responsibilities.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet periodically with management, the internal auditor and the independent auditor in separate executive sessions. The Committee may also meet, to the extent it deems necessary or appropriate, with the Company’s investment bankers or financial analysts who follow the Company.

The Committee shall have the authority to direct the Company to provide appropriate funding for the payment of compensation to the independent auditor or advisors to the Committee, and for ordinary administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees when appropriate.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval. The Committee shall annually review its own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including specific disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s SEC filings, and management’s certifications as required by law, and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Form 10-K. The Committee shall also prepare its report to be included in the Company’s annual proxy statement.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and management’s certifications as required by law and the listing standards of the New York Stock Exchange, and specific disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s SEC filings.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates (including the determination of reserves for contingencies and management’s assessment of adequacy thereof), and analyses of the effect of alternative assumptions, estimates or United States generally accepted accounting principles (“GAAP”) methods on the Company’s financial statements.

4.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the Company’s financial statements.

6.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies, insurance coverages and costs.

7.	Review and discuss with management the Company’s system of disclosure controls and procedures.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including:

(a)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, the internal auditor or management.

(b)	The management letter provided by the independent auditor and the Company’s response to that letter.

(c)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and any schedule of unadjusted differences.

9.	Review with management the status of open income tax returns and any conflicting positions with taxing authorities.

10.	Review and discuss with management and the independent auditor the annual audits of Lee Foundation and the Company’s retirement plans.

Oversight of the Company’s Relationship with the Independent Auditor

11.	Review the experience and qualifications of the senior members of the independent auditor team.

12.	Obtain and review a report from the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Committee shall present its conclusions to the Board of Directors and, if so determined by the Committee, recommend that the Board of Directors take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

13.	Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner on a basis more frequent than required by regulatory authorities.

14.	Adopt policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

15.	Discuss with the independent auditor issues on which the national office of the independent auditor was consulted by the Company’s audit team and matters of audit quality and consistency.

16.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

17.	Review the appointment and replacement of the internal auditor.

18.	Review reports to management and the Committee prepared by the internal auditing department concerning internal audits and the adequacy of internal controls and management’s responses.

19.	Review and discuss with management, the internal auditor and the independent auditor the internal audit department objectives, responsibilities, budget and staffing, any recommended changes in the planned scope of the internal audit, and coordination of the internal audit plan with the independent auditor.

Compliance Oversight Responsibilities

20.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

21.	Obtain a report from management that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics, and advise the Board of Directors with respect thereto.

22.	Review reports and disclosures of insider and affiliated party transactions, including CEO Team expense reports and usage of corporate aircraft and facilities.

23.	Review and discuss with management and the independent auditor any significant transactions, contingencies, inquiries or correspondence with regulators or governmental agencies, and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

24.	Discuss with the Company’s Corporate Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

25.	Review the Company’s compliance with applicable debt covenants.

26.	Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

27.	Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Approved by the Lee Enterprises, Incorporated Board of Directors on February 23, 2005.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 21, 2007

9:00 a.m. CST

Figge Art Museum

225 W. 2nd St., Davenport, IA 52801

ò Please detach here ò

201 N. Harrison St., Suite 600
Davenport, IA 52801	proxy

COMBINED PROXY FOR COMMON STOCK AND CLASS B COMMON STOCK

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 21, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

      See reverse side

for voting instructions

COMPANY #

There are three ways to vote your proxy — by phone, Internet or mail.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. CST on February 20, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Then follow the simple instructions provided by the voice prompts.

VOTE BY INTERNET — http://www.eproxy.com/lee/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. CST on February 20, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Then follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lee Enterprises, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

The Board of Directors recommends a vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS:	01 Mary E. Junck 02 Andrew E. Newman 03 Gordon D. Prichett	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

[Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.]

2. In their discretion, upon such other matters as may properly come before the meeting.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY when properly executed will be voted as directed or, if no direction is given, will be voted FOR each proposal.

Address change? Mark box ☐ and indicate changes below:

Date

Signature(s) in box

PLEASE SIGN exactly as your name(s)

appear(s) on the Proxy. If held in joint tenancy,

all persons must sign. Trustees, administrators,

etc., should include title and authority.

Corporations should provide full name of

corporation and title of authorized officer

signing the proxy.